                                                                    EXHIBIT 10.9

October 4, 2002

Eric Scollard

Dear Eric:

     It gives me great pleasure to offer you the position of Vice President of Sales for Isilon Systems, Inc. ("Isilon" or the "Company"). We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing Isilon with the same extraordinary sales leadership that you have demonstrated throughout your career. The Board of Directors, the existing Isilon team and I look forward to you joining the Company and helping us build Isilon into one of the most important companies driving the next generation of storage solutions.

     We understand and appreciate the nature of the commitment you are making to join Isilon, and we want you to do so with great confidence. You have the qualities that distinguish successful executives: leadership, high integrity, intelligence, a bias to action, and a desire to make a difference. We are extremely enthusiastic about your accepting this offer.

     The Company is pleased to offer you employment on the following terms:

POSITION

     Your assignment with the Company as Vice President of Sales, working out of the Company's headquarters office in Seattle, Washington. You will report to the President and Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

START DATE

     Subject to fulfillment of any condition imposed by this letter agreement, you will begin this new position with the company no later than October 24, 2002.

PROOF OF RIGHT TO WORK

     This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. In the event that you do not possess, or are unable to obtain authorization to accept employment in the United States, our offer of employment is withdrawn.

COMPENSATION

          - BASE SALARY. You will be paid a monthly salary of $14,584, which is equivalent to $175,000 on an annual basis. Your salary will be payable in twenty-six equal payments, one payment every two weeks, pursuant to the Company's regular payroll policy and will be subject to applicable withholding taxes.

          - BONUS. Your target bonus for calendar year 2003 will be $125,000. The criteria for you to receive this bonus will be determined jointly by you and Isilon's CEO before January 1, 2003. Unless mutually agreed otherwise, 40% of this bonus will be subject to the fulfillment of certain objectives which will be outlined before January 1, 2003. Unless mutually agreed otherwise, 60% of this bonus will be linked to revenue goals and will include a "2x multiplier" after your sales team has delivered the revenue goal.

          - SIGNING BONUS. You will be paid a $20,000 signing bonus at the close of the first pay period.

          - ADDITIONAL BONUS. You will be paid $500 per month car allowance, to be treated as taxable income.

          - ANNUAL REVIEW. Your base salary will be reviewed annually, as part of the Company's normal salary review process.

STOCK OPTIONS

          - INITIAL OPTION GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 616,900 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your full-time employment with the Company commences) and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

          - INITIAL OPTION, EXERCISE PRICE PROTECTIVE PROVISION. In the event that the fair market value (FMW) on the date of the grant is higher than $0.05, the company will grant your "Initial Option Grant" below FMV, at $0.05.

          - EARLY EXERCISE PROVISION. In recognition of risks associated with joining a startup at an early stage, the Company will recommend that the Board of Directors offer you the option of exercising your "Initial Option Grant", as described above, within 15 days of your option grant being approved by the Company's Board of Directors. Should you choose this early exercise elective:

                    - You will be required to pay the full cost of exercising your options, to the Company, within 15 days of your option grant being approved by the Company's Board of Directors

                    - Initially all of your exercised shares will be subject to being repurchased by the company should your employment with the company be terminated for any reason. On the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your full-time employment with the company commences), 25% of your shares will be released from this repurchase agreement and the remaining shares will be released from this repurchase agreement at the rate of 1/48 of the total number of shares per month. Release of shares from this repurchase agreement will, of course, depend on your continued employment with the Company. Should the Company exercise its option to repurchase your shares; the Company will repurchase them a price equivalent to your original price per share.

                    - The early exercise agreement will impose restrictions on unvested shares, including, but not limited to, limitations on transfer, voting privileges, and escrow of unvested shares.

          - SUBSEQUENT OPTION GRANTS. At the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of such grant.

BENEFITS

          - INSURANCE BENEFITS. The Company will provide you with standard medical and dental insurance benefits according to Company policy.

          - VACATION. You will be entitled to vacation according to Company policy.

SEVERANCE BENEFITS

          - TERMINATION WITHOUT CAUSE PRIOR TO A CHANGE OF CONTROL. In the event that the Company terminates your employment for any reason other than Cause or Permanent Disability (as such terms are defined below), prior to a Change of Control of the Company (as defined in the Company's 2001 Stock Option Plan), the Company will provide you the following severance benefits: (1) continuation of your base salary at the rate in effect at the time of termination of your employment for a period of four (4) months (the "Severance Period"), payable in accordance with the Company's standard payroll procedures; (2) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of your employment, the Company will pay your monthly premium under COBRA until the earliest of (a) the last day of the Severance Period, (b) the expiration of your continuation coverage under COBRA or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment; and (3) you will be entitled to accelerated vesting of your Option shares as follows: the number of vested shares will be determined by adding three (3) months to the actual period of service that you have completed with the Company as of your termination date. In the event your termination occurs within your first year of employment, the Company will first convert your vesting to a monthly schedule such that you will receive one
               (1) month vesting for each full month of employment and then to that number of months will be added three (3) months to calculate the total number of months of vesting you will be entitled to as of your termination date.

          - INVOLUNTARY TERMINATION PRIOR TO A CHANGE OF CONTROL. In the event that the Company hires a new Chief Executive Officer to replace Sujal Patel prior to a Change of Control and you are subject to Involuntary Termination (as defined below) within 6 months following the date that the new Chief Executive Officer commences employment, and the Company will provide you the severance benefits described above. In the event your termination occurs within your first year of employment, the Company will first convert your vesting to a monthly schedule such that you will receive one (1) month vesting for each full month of employment and then to that number of months will be added three
               (3) months to calculate the total number of months of vesting you will be entitled to as of your termination date.

          - INVOLUNTARY TERMINATION WITHIN TWELVE MONTHS FOLLOWING A CHANGE OF CONTROL. In the event you are subject to an Involuntary Termination (as defined below) within twelve (12) months following a Change of Control, the Company will provide you the severance benefits described above and in addition, you will be entitled to accelerated vesting as described in the company's 2001 Stock Option Plan.

     Your entitlement to the severance benefits described above shall be contingent upon (a) your execution and delivery to the Company of a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company, (b) your return of all Company property, and (c) your resignation from all of your positions with the Company.

DEFINITIONS

     The following definitions shall apply for purposes of this letter agreement:

          - "CAUSE" termination of your Continuous Service will exist if you are terminated for any of the following reasons: (a) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (b) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (d) your willful breach of any of your obligations under written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding.

          - "CHANGE OF CONTROL" means a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

          - "INVOLUNTARY TERMINATION" means termination of you Continuous Service Status under the following circumstances: (a) termination without Cause by the Company of a Subsidiary, Parent, Affiliate or successor thereto, as appropriate; or (b) voluntary termination by you within 30 days following (1) a material reduction in your job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the change of Control shall constitute a material reduction in job responsibilities; (2) relocation by the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate, of your work site to a facility or location more than 40 miles from your principal work site for the Company at the time of the Change of Control; or (3) a reduction in your then-current base salary by at least 10%, provided than an across-the-board reduction in the salary level of all other employees or consultants in positions similar to you by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

          - "PERMANENT DISABILITY" means that you are unable to perform the essential functions of your position, with our without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Assignment Agreement") prior to or on your Start Date.

AT-WILL EMPLOYMENT

     Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

REFERENCE CHECKS

     This offer of employment is contingent upon satisfactory reference checks, to be conducted by Isilon.

ACCEPTANCE

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Assignment Agreement, on or before October 8, 2002 at 11:59 pm PST.

     This letter, together with the Assignment Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                            [SIGNATURE PAGE FOLLOWS]

                                        Very truly yours,

                                        ISILON SYSTEMS, INC.


                                        By: /s/ Sujal Patel
                                            ------------------------------------
                                        Title: Chief Executive Officer


ACCEPTED AND AGREED:

ERIC SCOLLARD


/s/ Eric Scollard
-------------------------------------
Signature

10/8/02
Date

Enclosure A: Proprietary Information and Invention Assignment Agreement